Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168129

CNL HEALTHCARE PROPERTIES, INC.

STICKER SUPPLEMENT DATED NOVEMBER 12, 2014

TO PROSPECTUS DATED APRIL 18, 2014

This sticker supplement is part of, and should be read in conjunction with our prospectus dated April 18, 2014, and our sticker supplements dated April 23, 2014, May 9, 2014, June 24, 2014, July 2, 2014, July 22, 2014, August 8, 2014, August 13, 2014, October 1, 2014, October 15, 2014 and November 4, 2014. Unless expressly defined herein, capitalized terms used in this sticker supplement have the same meanings as ascribed to them in the prospectus.

All references to the current net asset value per share of the Company’s common stock throughout the prospectus are changed from $9.13 to $9.52. All references to the current offering price per share of the Company’s common stock throughout the prospectus are changed from $10.14 to $10.58. All reference to the current price per share of shares of the Company’s common stock issued under the Company’s distribution reinvestment plan throughout the prospectus are changed from $9.64 to $10.06.

The following replaces in its entirety the table in the section entitled “PLAN OF DISTRIBUTION –Volume Discounts” beginning on page 190 of the prospectus.

Amount of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Reallowed Commissions on Sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount
Up to $500,000	$10.580	7.0%	$0.741
$500,001—$750,000	$10.474	6.0%	$0.635
$750,001—$1,000,000	$10.368	5.0%	$0.529
$1,000,001—$2,500,000	$10.263	4.0%	$0.423
$2,500,001—$5,000,000	$10.157	3.0%	$0.317
Over $5,000,000	$10.051	2.0%	$0.212

We will apply the reduced selling price per share and selling commissions to the incremental shares within the indicated range only. Thus, for example, a total subscription amount of $1,250,000 would result in the purchase of 119,599.173 shares at a weighted average purchase price of $10.452 per share as shown below:

•	$500,000 at $10.580 per share = 47,258.979 shares (7% selling commission + 3% marketing support fee);

•	$250,000 at $10.474 per share = 23,868.171 shares (6% selling commission + 3% marketing support fee);

•	$250,000 at $10.368 per share = 24,111.724 shares (5% selling commission + 3% marketing support fee); and

•	$250,000 at $10.263 per share = 24,360.299 shares (4% selling commission + 3% marketing support fee).